EXHIBIT 5.1

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]









                                                              January 25, 2001


                                Teligent, Inc.
                      Registration Statement on Form S-3
                      ----------------------------------


Ladies and Gentlemen:

          We have acted as special counsel for Teligent, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") relating to sales by RGC International Investors, LDC ("RGC") or its transferees of shares of Class A Common Stock, $.01 par value per share, of the Company (the "Common Stock") issued to RGC pursuant to the Common Stock Purchase Agreement, dated December 7, 2000, between the Company and RGC (the "Purchase Agreement") and the Stock Purchase Warrant, dated December 7, 2000, of the Company in favor of RGC (the "Warrant"). The Company is registering 136,551,317 shares of Common Stock under the Registration Statement, which may be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933 (the "Securities Act").

          In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including without limitation the following:
(a) the Certificate of Incorporation, as amended, of the Company; (b) the By-laws of the Company; (c) the Purchase Agreement and the Warrant; and (d) the minutes of


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the special meeting of the Board of Directors of the Company held on
December 7, 2000.

          Based upon the foregoing, we are of opinion as follows:

          (1) The Company has been incorporated and is a validly existing corporation under the laws of the State of Delaware.

          (2) When certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the Purchase Agreement or (ii) upon exercise of the Warrant, in accordance with its terms, then the shares of Common Stock will be validly issued, fully paid and nonassessable.

          We are aware that we are referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 23.1 thereto.


                                            Very truly yours,


                                           /s/ Cravath, Swaine & Moore
                                           ------------------------------------
                                           Cravath, Swaine & Moore



Teligent, Inc.
     8065 Leesburg Pike, Suite 400
          Vienna, VA 22182